As filed with the Securities and Exchange Commission on May 29, 1997
                                               Registration No. 333-
      --------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549
                                 -------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                                 -------------------
                                 TUC Holding Company
                        TO BE KNOWN AS TEXAS UTILITIES COMPANY
                (Exact name of registrant as specified in its charter)

                  TEXAS                                  75-2669310
             (State or other                          (I.R.S. Employer
             jurisdiction of                         Identification No.)
             incorporation or
              organization)
                                     ENERGY PLAZA
                                  1601 BRYAN STREET
                                 DALLAS, TEXAS  75201
                                    (214) 812-4600
            (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

  ROBERT A. WOOLDRIDGE, ESQ.  PETER B. TINKHAM, ESQ.  ROBERT J. REGER, JR., ESQ.
      Worsham, Forsythe            Treasurer               Reid & Priest LLP
     & Wooldridge, L.L.P.        Energy Plaza             40 West 57th Street
      1601 Bryan Street       1601 Bryan Street       New York, New York 10019
     Dallas, Texas 75201     Dallas, Texas 75201           (212) 603-2000
       (214) 979-3000           (214) 812-4600

            (Names, addresses, including zip codes, and telephone numbers, including area codes, of agents for service)
                                ----------------------
               Approximate date of commencement of proposed sale to the
          public: From time to time after this registration statement becomes effective.

               If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

               If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

               If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

               If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                                   ---------------

                           CALCULATION OF REGISTRATION FEE
      =========================================================================
                                          PROPOSED     PROPOSED
       TITLE OF EACH                      MAXIMUM      MAXIMUM
         CLASS OF            AMOUNT       OFFERING     AGGREGATE     AMOUNT OF
      SECURITIES TO BE       TO BE         PRICE       OFFERING    REGISTRATION
        REGISTERED         REGISTERED    PER UNIT+      PRICE*          FEE
      -------------------------------------------------------------------------
      Common Stock,
      without                3,000,000
      par value   . . . .      shs.       $33.3125   $99,937,500     $30,285
      =========================================================================
      + Based on the average of the high and low prices of the common stock of Texas Utilities Company (predecessor to the Company) reported on the NYSE composite tape on May 21, 1997.
      * Estimated solely for the purpose of calculating the registration fee.

              The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

          PURSUANT TO RULE 429, THE COMBINED PROSPECTUS FILED HEREWITH ALSO RELATES TO REGISTRATION NO. 33-55931.
     -----------------------------------------------------------------------

          Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.
          These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                      SUBJECT TO COMPLETION, DATED MAY 29, 1997

          P R O S P E C T U S

                                               Shares


                               TEXAS UTILITIES COMPANY


                                     COMMON STOCK

                                  Without Par Value

           The Common Stock is listed on the New York, Chicago and Pacific stock exchanges.
                                   ---------------

                 DIRECT STOCK PURCHASE AND DIVIDEND REINVESTMENT PLAN

             The Direct Stock Purchase and Dividend Reinvestment Plan
          (Plan) of Texas Utilities Company, formerly the Automatic Dividend Reinvestment and Common Stock Purchase Plan (Original
          Plan), provides a convenient and economical way for holders of the Common Stock of Texas Utilities Company (Company) and for persons who are not shareholders to purchase shares of Common Stock, without par value, of the Company (Common Stock) and to reinvest cash dividends paid on shares of Common Stock. Reference is made to "The Plan" for definitions of certain capitalized terms.

             The Plan, which is set forth in this Prospectus, reflects certain changes to the Original Plan. Among these changes are the following: (a) non-shareholders may enroll in the Plan by making initial cash investments of $500 or more; (b) the maximum amount of permitted cash investments is increased from $4,000 per month to $100,000 per calendar year (cash investments per month continue to be permitted at no less than $25); (c) cash investments in the Plan may be made by electronic bank draft; (d) participants may elect to reinvest cash dividends paid on all of their shares of Common Stock, or they may designate a portion of such shares on which dividends are paid in cash directly to the participant with cash dividends on the remaining shares to be reinvested in the Plan (partial reinvestment); (e) the Plan will invest accumulated cash investments in shares of Common Stock weekly, instead of monthly; (f) certificated shares may be deposited into the Plan for safekeeping and converted into shares credited to participants' accounts (Plan Shares), which may be sold on behalf of participants, and (g) a fee will be deducted from the initial cash investment made by a non-shareholder and a fee, in addition to the commission which is currently paid by participants, will be deducted from the proceeds of Plan Shares sold by the Plan, to cover the costs of such transactions to the Plan. Brokerage fees in connection with purchases of Plan Shares with reinvested dividends and optional cash investments by Plan participants will continue to be paid by the Company. For further information concerning the Plan, see "The Plan".

             At the date of the Mergers, as described under "The Company and Its Subsidiaries", participants in the dividend reinvestment plans of the predecessors to the Company were automatically enrolled as participants in the Plan. No action is required of a participant in the dividend reinvestment plan of a predecessor of the Company to become a participant in the Plan.

             Non-shareholders, if they are persons of legal age who are residents of any of the fifty states of the United States and the District of Columbia or entities organized in any such jurisdiction, may enroll in the Plan by mailing a signed Authorization Form along with an initial cash investment of $500 or more to Texas Utilities Shareholder Services, Dividend Reinvestment Plan, P.O. Box 225249, Dallas, Texas 75222-5249. A holder of record of shares of Common Stock of the Company who was not a participant in the dividend reinvestment plan of a predecessor to the Company also may enroll in the Plan by signing and mailing an Authorization Form. An Authorization Form may be obtained from Texas Utilities Shareholder Services (Toll-free phone number 1-800-828-0812).

             Shares of Common Stock purchased under the Plan will be either issued and outstanding shares purchased in the open market by an Independent Broker (Independent Broker) or original issue shares acquired directly from the Company. For details about the price of such shares purchased in the open market or acquired directly from the Company, see "The Plan - Share Purchases and Price".

             This Prospectus relates to the offer and sale under the Plan of 3,000,000 newly registered shares of Common Stock of the
          Company as well as           shares of Common Stock previously
          registered by Texas Energy Industries, Inc., (formerly Texas Utilities Company), predecessor to the Company, that remain unsold under the Original Plan. Participants are advised to retain this Prospectus for future reference.

                                   ---------------

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          JUNE    , 1997

                         DOCUMENTS INCORPORATED BY REFERENCE

             The following documents, which have been filed by the Company or its predecessors with the Securities and Exchange Commission (Commission) pursuant to the Securities Exchange Act of 1934, as amended (1934 Act) are incorporated herein by reference:

                (a) Annual Report of Texas Utilities Company (TEI) on Form 10-K for the year ended December 31, 1996, File No. 1-3591 (1996 TEI 10-K).

                (b) Quarterly Report of TEI on Form 10-Q for the Quarter ended March 31, 1997, File No. 1-3591 (TEI 10-Q).

                (c) Annual Report of ENSERCH Corporation (ENSERCH) on Form 10-K for the year ended December 31, 1996, File No. 1-3183 (1996 ENSERCH 10-K).

                (d) Quarterly Report of ENSERCH on Form 10-Q for the Quarter ended March 31, 1997, File No. 1-3183 (ENSERCH 10-Q).

                (e) Current Report of ENSERCH on Form 8-K dated January 14, 1997, File No. 1-3183.

                (f) Current Report of ENSERCH on Form 8-K dated March 12, 1997, File No. 1-3183.

             All documents filed by the Company and its predecessors pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents; provided, however, that the documents enumerated above or subsequently filed by the Company pursuant to Section 13 of the 1934 Act prior to the filing with the Commission of the Company's most recent Annual Report on Form 10-K shall not be incorporated by reference in this Prospectus or be a part hereof from and after the filing of such Annual Report on Form 10-K. The documents which are incorporated by reference in this Prospectus are sometimes hereinafter referred to as the "Incorporated Documents."

             Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             THE COMPANY HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS HAS BEEN DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF ANY SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS (UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO SUCH DOCUMENTS). REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO TEXAS UTILITIES SHAREHOLDER SERVICES, DIVIDEND REINVESTMENT PLAN, P.O. BOX 225249, DALLAS, TEXAS 75222-5249, TOLL-FREE TELEPHONE NUMBER (800) 828-0812.

                                AVAILABLE INFORMATION

             The Company is, and its predecessors have been, subject to the informational requirements of the 1934 Act and in accordance therewith the Company files, and its predecessors have filed, reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company and its predecessors can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission:
          Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a World Wide Web site (http://www.sec.gov) that contains reports and other information filed by the Company. The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges, where reports, proxy statements and other information concerning the Company may be inspected. Reports, proxy statements and other information concerning the Company's predecessors may be inspected at the New York and Chicago stock exchanges and, in the case of Texas Energy Industries, Inc. (TEI), formerly Texas Utilities Company, also may be inspected at the Pacific Stock Exchange.


                           THE COMPANY AND ITS SUBSIDIARIES

             The Company is a Texas corporation organized in 1996 for the purpose of becoming the holding company for TEI, formerly Texas Utilities Company, and ENSERCH Corporation (ENSERCH) upon the mergers of TEI and ENSERCH into wholly owned subsidiaries of the Company (Mergers). At the effective time of the Mergers, (i) the Company changed its name to Texas Utilities Company, (ii) TEI changed its name from Texas Utilities Company to Texas Energy Industries, Inc., (iii) the Company became the sponsor of the Plan, (iv) all shares of common stock of TEI held by the Plan were automatically converted into an equal number of shares of Common Stock of the Company, and (v) each share of common stock of ENSERCH held under the ENSERCH dividend reinvestment plan was
          automatically converted into          share of Common Stock of
                                       --------
          the Company to be held by the Plan. Since the Mergers, only shares of Common Stock of the Company are sold under the Plan.

             TEI, a Texas corporation, is a holding company whose principal subsidiary, Texas Utilities Electric Company (TU Electric), is an operating public utility company engaged in the generation, purchase, transmission, distribution and sale of electric energy in the north central, eastern and western portions of Texas, an area with a population estimated at 5,890,000. Two other subsidiaries of TEI are engaged directly or indirectly in public utility operations: (i) Southwestern Electric Service Company, which is engaged in the purchase, transmission, distribution and sale of electric energy in ten counties in eastern and central parts of Texas, with a population estimated at 126,900 and (ii) Texas Utilities Australia Pty. Ltd., which in 1995 acquired the common stock of Eastern Energy Limited, a company engaged in the purchase, distribution and sale of electric energy to approximately 481,000 customers in the Melbourne area of Australia. Neither Southwestern Electric Service Company nor Eastern Energy Limited generates any electricity. TEI also has other wholly owned subsidiaries which perform specialized functions within the Texas Utilities Company system.

             ENSERCH, a Texas corporation, is an integrated company focused on natural gas. Its major business segments are natural gas pipeline, processing and marketing; natural gas distribution, and power generation. Through these business segments, ENSERCH is engaged in (i) owning and operating interconnected natural gas transmission lines, underground storage reservoirs, compressor stations and related properties in Texas; gathering and processing natural gas to remove impurities and extract liquid hydrocarbons for sale, and the wholesale and retail marketing of natural gas in several areas of the United States, (ii) owning and operating approximately 550 local gas utility distribution systems in Texas, and (iii) developing , financing and operating electric power generating plants and cogeneration facilities worldwide and operating thermal energy plants for large building complexes, such as universities and medical centers, in Texas, and developing gas distribution systems in Mexico and South America.

             Texas Utilities Services Inc. (TU Services) provides financial, accounting, information technology, environmental services, customer services, personnel, procurement and other administrative services at cost to the Texas Utilities Company system. TU Services, acting under the name of Texas Utilities Shareholder Services, is transfer agent, registrar and dividend paying agent with respect to the common stock of the Company and the preferred stock and preferred securities of TU Electric and is also agent for participants under the Plan.

             The principal executive offices of the Company are located at 1601 Bryan Street, Dallas, Texas 75201-3411; the telephone number is (214) 812-4600.


                                   USE OF PROCEEDS

             If shares are purchased for the Plan in the open market, the Company will not receive any proceeds therefrom. The proceeds to be received by the Company from the sales of shares of original issue Common Stock, together with funds from operations and other sources, are expected to be used to make additional investments in the common stocks of its subsidiary companies, in amounts and at times presently not determined, to enable such subsidiaries to fund construction programs, redeem their securities or retire them as they mature and to repay short term borrowings incurred for similar purposes. Proceeds may also be used by the Company for other corporate purposes which may include acquisitions and for the repayment of short-term borrowings incurred for such purposes. Proceeds may be temporarily invested in short-term instruments pending their application to the foregoing purposes. The Company is unable to determine either the number of shares of Common Stock that may be issued or purchased under the Plan or the proceeds, if any, that may be received from the sale of such shares.

                                       THE PLAN

             The Direct Stock Purchase and Dividend Reinvestment Plan
          (Plan) of Texas Utilities Company (Company), formerly the Automatic Dividend Reinvestment and Common Stock Purchase Plan of the Company, has been instituted for the benefit and convenience of the holders of shares of the common stock of the Company (Common Stock) and for others who want to invest in Common Stock through the Plan. Participation in the Plan is entirely optional.

          PURPOSE AND ADVANTAGES

             1.    WHAT IS THE PURPOSE OF THE PLAN?

             The purpose of the Plan is to provide a convenient and economical way for both shareholders and Eligible Non-shareholders (as defined below) to purchase shares of Common Stock, including an initial purchase of shares of Common Stock. Once a participant is enrolled in the Plan, additional shares of Common Stock may be purchased by reinvesting cash dividends paid on all or a portion of the shares of the Common Stock held by such participant and by making optional cash investments. As determined by the Company, the shares may be purchased in the open market by an independent broker (Independent Broker) or acquired from the Company as original issue shares of the Company's authorized Common Stock.

             2.    WHAT ARE THE ADVANTAGES OF THE PLAN?

               The Plan allows for a participant to designate the portion of shares held by such participant for which dividends shall be reinvested and to make additional optional cash investments.
          Full investment of funds is possible because the Plan permits the purchase of fractions of shares, as well as whole shares, to be credited to participants' accounts. Participants in the Plan do not pay any commissions or service charges in connection with purchases through the Plan. However, a fee of $10 will be charged in connection with the initial purchase of shares by Eligible Non-shareholders. Participants can avoid responsibility for the safekeeping of certificates for shares of Common Stock credited to their accounts under the Plan (Plan Shares) and are furnished quarterly statements of account to provide simplified record keeping. Plan Shares may be sold through the Plan. Participants selling shares through the Plan will be charged a fee of $10 to cover the costs to the Plan of each sales transactions, plus any applicable brokerage commission and transfer taxes in connection with such sales.

          ELIGIBILITY

             3.    WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

             Any holder of record of shares of the Common Stock and any non-shareholder that is a person of legal age and a resident of one of the fifty states of the United States or the District of Columbia or an entity organized in any such jurisdiction (Eligible Non-shareholder), may become a participant in the Plan. Shares of Common Stock for which dividends are reinvested by the Plan must be registered in the name of the Plan participant. If a beneficial owner of shares of the Common Stock registered in another name wants the dividends on such shares to be reinvested by the Plan, he or she must become a holder of record by having such shares transferred into his or her name.

          PARTICIPATION

             4.    WHAT STEPS MUST BE TAKEN TO PARTICIPATE IN THE PLAN?

             The Company's predecessor companies, Texas Energy Industries, Inc., formerly Texas Utilities Company, and ENSERCH Corporation were merged into subsidiaries of the Company and participants in the dividend reinvestment plans of such predecessor companies were automatically enrolled as participants in the Plan. No action is required of a participant in the dividend reinvestment plan of a predecessor of the Company to become a participant in the Plan.

             Holders of shares of Common Stock may enroll in the Plan at any time by filling out a Plan authorization form (Authorization
          Form) and returning it to Texas Utilities Shareholder Services (Shareholder Services). An Eligible Non-shareholder may enroll in the Plan by completing and returning an Authorization Form, together with a check in an amount not less than $500 nor more than $100,000, made payable to Texas Utilities Shareholder Services. A prospectus relating to the Plan and an Authorization Form may be obtained from Shareholder Services (see Administration).

             In completing the Authorization Form, the new participant must make one of the following elections:

                (a)      FULL DIVIDEND REINVESTMENT AND OPTIONAL CASH
                         INVESTMENTS: automatically reinvest any cash dividends on Plan Shares and on shares of the Common Stock registered in his or her name and held by the participant in certificated form (Registered Shares) and, at the discretion of the participant, make optional cash investments; or

                (b)      PARTIAL DIVIDEND REINVESTMENT AND OPTIONAL CASH
                         INVESTMENTS: receive cash payment of dividends on a portion of the participant's Registered Shares and/or a portion of the Plan Shares and automatically reinvest the cash dividends on the remainder of such shares and, at the discretion of the participant, make optional cash investments; or

                (c) OPTIONAL CASH INVESTMENT ONLY: continue to receive cash dividends on all the participant's Registered Shares and Plan Shares but, at the discretion of the participant, make optional cash investments.

             Initial cash investments by an Eligible Non-shareholder may not be less than $500 nor more than $100,000. Otherwise, optional cash investments by a participant may not be less than $25 per investment nor aggregate more than $100,000 per calendar year, including the initial cash investment by an Eligible Non-shareholder. Participants are under no obligation to make any optional cash investments.

             5. HOW DO THE "FULL DIVIDEND REINVESTMENT AND OPTIONAL CASH INVESTMENT" FEATURE AND THE "PARTIAL DIVIDEND REINVESTMENT AND OPTIONAL CASH INVESTMENT" FEATURE OF THE PLAN WORK?

             An Authorization Form marked "Full Dividend Reinvestment and Optional Cash Investment" directs Shareholder Services to apply to the purchase of additional shares of Common Stock (i) all of the participant's cash dividends on the shares of such participant's Registered Shares and Plan Shares and (ii) any optional cash investments received from the participant.

             An Authorization Form marked "Partial Dividend Reinvestment and Optional Cash Investment" directs Shareholder Services to continue to make cash payments of dividends on the portion of the participant's Registered Shares and/or the portion of the Plan Shares indicated on the Authorization Form and to apply to the purchase of additional shares of Common Stock (i) all of the remaining cash dividends on the shares of such participant's Registered Shares and Plan Shares and (ii) any optional cash investments received from the participant.

             Receipt of an Authorization Form by Shareholder Services on or before the record date for a quarterly cash dividend entitles the holder of shares of Common Stock electing dividend reinvestment to have dividends on all or a portion of such shares registered in such holder's name used to acquire additional shares of Common Stock for such holder's account. If the Authorization Form is received by Shareholder Services after such record date but before the quarterly dividend payment date (Dividend Payment Date), which is typically the first business day of January, April, July and October, such dividends will be paid in cash to such holder and reinvestment of cash dividends will not start until the next Dividend Payment Date. The record date for cash dividends on the Common Stock is approximately three to four weeks prior to the Dividend Payment Date. FOR
          EXAMPLE: If the record date for the July 1 dividend payment were June 6, an Authorization Form would have to be received by Shareholder Services on or before June 6, in order for the eligible holder of shares to participate in dividend reinvestment on July 1. If the Authorization Form were received after June 6, the July 1 dividend would be paid in cash and the participant's reinvestment of cash dividends would commence with the next Dividend Payment Date of October 1.

             Any optional cash investments received from participants in the "Full Dividend Reinvestment and Optional Cash Investment" feature and the "Partial Dividend Reinvestment and Optional Cash Investment" feature will be treated in the same manner as cash investments received under the "Optional Cash Investment Only" feature described below.

             6. HOW DOES THE "OPTIONAL CASH INVESTMENT ONLY" FEATURE OF THE PLAN WORK?

             If the "Optional Cash Investment Only" box on the
                                              ----
          Authorization Form is checked, the Company will pay cash dividends to the participant on such participant's Registered
          Shares and Plan Shares.   Shareholder Services will apply any
          optional cash investments received from the participant to the purchase of additional shares of the Common Stock under the Plan on the next weekly investment date, which is the first business day of the week (Investment Date).

             Optional cash investments should be made by check or money order payable to Texas Utilities Shareholder Services. Optional cash investments also may be made on a regular basis by electronic funds transfer pursuant to the Automatic Electronic Investment feature described below. Each optional cash investment must be in an amount not less than $25. The aggregate of all optional cash investments made by each participant may not exceed $100,000 in any calendar year, including the initial cash investment made by an Eligible Non-shareholder. No interest will
                                                           ----------------
          be paid by the Company or Shareholder Services on amounts
          ---------------------------------------------------------
          forwarded by a holder of shares to Shareholder Services for
          -----------------------------------------------------------
          optional cash investment and held until investment.  A
          ---------------------------------------------------
          participant may, without terminating participation in the Plan, recover an optional cash investment held for investment in Common Stock by contacting Shareholder Services not later than two business days prior to the Investment Date. The same amount of money need not be invested each week and there is no obligation to make an optional cash investment each week. Cash dividends on shares acquired with optional cash investments and held in the Plan, at the election of the participant, are reinvested in additional shares of the Common Stock or directly paid to the participant on each Dividend Payment Date.

             7.    HOW IS AN OPTIONAL CASH INVESTMENT MADE?

             An optional cash investment may be made by a participant when joining the Plan by enclosing with the Authorization Form a check made payable to Texas Utilities Shareholder Services. Thereafter payments for optional cash investments may be made by the automatic electronic investment feature or by sending a check or money order, which should be accompanied either by the form provided with the participant's statement of account or the participant's account number or social security number.

             8. WHAT IS THE AUTOMATIC ELECTRONIC INVESTMENT FEATURE OF THE PLAN AND HOW DOES IT WORK?

             An Automatic Electronic Investment Feature is available to make repetitive optional cash investments more convenient. A participant may make optional cash investments aggregating not more than $100,000 per year by means of monthly electronic funds transfers (Automatic Electronic Investments) of not less than $25 from a predesignated U.S. account. Automatic Electronic Investments may be made from accounts at any bank, savings association or credit union that is a member of the National Automated Clearing House Association (NACHA).

             To initiate Automatic Electronic Investments, a participant must complete and sign an Automatic Electronic Investment Authorization Card (Authorization Card), designating, among other things, the amount to be withdrawn each month and the account from which funds are to be drawn, and return it to Shareholder Services. A voided blank check is also requested. A participant's election to use the Automatic Electronic Investment feature will become effective as promptly as practicable after the Authorization Card is processed.

             Once Automatic Electronic Investment is initiated, funds will be withdrawn from the participant's designated account on the 20th day of each month (or, if the 20th day is not a business day, the first business day thereafter), and will be invested in Common Stock beginning on the next Investment Date following the date of such withdrawal.

             Participants may change the amounts of their future Automatic Electronic Investments by completing and submitting to Shareholder Services a new Authorization Card. Participants may terminate their Automatic Electronic Investment by notifying Shareholder Services in writing. Such requests will be processed and the participant's election will become effective as promptly as practicable.

             Electronic direct deposit of cash dividends on Common Stock that Participants elect to receive is also available through Shareholder Services.

             9. HOW MAY A PARTICIPANT CHANGE HIS OR HER ELECTION OPTION UNDER THE PLAN?

             A participant may change election options by signing a new Authorization Form and returning it to Shareholder Services, or by written request. Any instruction from a participant directing such a change must be received by Shareholder Services on or before the record date in order to be effective on the next Dividend Payment Date.

          SHARE PURCHASES AND PRICE

             10.   WHAT IS THE SOURCE OF SHARES ACQUIRED UNDER THE PLAN?

             Shares of Common Stock acquired under the Plan are either purchased in the open market by an Independent Broker on behalf of the Plan or acquired from the Company as original issue shares as determined by the Company. The shares are registered with the Securities and Exchange Commission prior to offer and sale.

             11.   HOW MANY SHARES ARE PURCHASED UNDER THE PLAN?

             The number of shares to be purchased for each participant depends upon the amount of cash dividends reinvested and/or optional cash investments made and the purchase price of the Common Stock. (See Foreign Holders of Shares for certain restrictions on reinvestment of cash dividends applicable to residents of a foreign country.) Each participant's account is credited with that number of shares, including fractional shares computed to three decimal places, equal to the total cash amount to be invested or reinvested divided by the purchase price per share.

             12. WHAT WILL BE THE PRICE OF SHARES OF COMMON STOCK PURCHASED UNDER THE PLAN?

             (a) OPEN MARKET PURCHASES. Shares of the Common Stock purchased in the open market will be acquired for the Plan by an Independent Broker. The price of such shares will be the weighted average price (excluding any related brokerage fees, commissions or other service charges) paid for all shares acquired by the Independent Broker during the "Investment Period" in which the open market purchases are made. Each Investment Period commences on an Investment Date and continues through and includes the date preceding the next succeeding Investment Date.

             With respect to any open market purchases made under the Plan, subject to any limitations imposed by federal or state securities laws, the Independent Broker will have full discretion as to all matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day in an Investment Period, the time of day, the price paid for such shares, the markets in which such shares are to be purchased (including on any securities exchange or in the over-the-counter market) and the persons (including brokers or dealers) from or through whom such purchases are made.

             (b) ORIGINAL ISSUE SHARES ACQUIRED FROM THE COMPANY.    The
          price of shares to be acquired from the Company is the average of the daily averages of the high and low sales prices for the Common Stock as reported on the consolidated tape for New York Stock Exchange listed securities administered by the Consolidated Tape Association for the applicable Investment Period.

          SAFEKEEPING

             13.   WHAT IS THE PLAN SAFEKEEPING SERVICE?

             At the time of enrollment, or at any later time, participants may take advantage of the Plan's cost-free safekeeping services. Registered Shares held in certificated form by a participant may be deposited into the Plan, to be held by Shareholder Services or its nominee, by delivering a completed Authorization Form and such certificates to Shareholder Services. Such certificates should not be endorsed. The shares of Common Stock so deposited will be transferred into the name of Shareholder Services or its nominee, as custodian, and credited to the participant's account as Plan Shares. Thereafter, such Plan Shares will be treated in the same manner as Plan Shares purchased under the Plan. References herein to Plan Shares include shares of Common Stock deposited into the Plan for safekeeping unless otherwise indicated. Cash dividends paid on Plan Shares that were deposited into the Plan for safekeeping will be distributed or reinvested in shares of Common Stock in accordance with the Participant's election designated on his or her Authorization Form.

          SALES OF PLAN SHARES

             14.   HOW CAN A PARTICIPANT SELL PLAN SHARES?

             A participant may request Shareholder Services at any time to sell all or a portion of his or her Plan Shares by delivering to Shareholder Services a written request. Shareholder Services will instruct an Independent Broker to sell such shares as soon as practicable after processing the request and will transmit to the participant the proceeds of the sale (less transaction fees, brokerage fees and commissions and any transfer taxes). Unless otherwise specified by the Participant, if fewer than all of a participant's Plan Shares are to be sold, sale instructions will be applied first to Plan Shares on which cash dividends are being reinvested.

             SALE OF PLAN SHARES BETWEEN RECORD DATE AND DIVIDEND PAYMENT
             DATE:

             If instructions for the sale of Plan Shares on which cash dividends are not being reinvested are received by Shareholder Services on or after the record date for a Dividend Payment Date but before the Dividend Payment Date, the sale of such Plan Shares will be accomplished as described above in the first paragraph of this section and the cash dividends on such shares will be paid on the Dividend Payment Date in the usual manner.

             If instructions for the sale of a portion of Plan Shares on which cash dividends are being reinvested are received by Shareholder Services on or after the record date for a Dividend Payment Date but before the Dividend Payment Date, the sale of such Plan Shares will be accomplished as described above in the first paragraph of this section and the dividends on such shares will be credited to the participant's account under the Plan and reinvested in shares of Common Stock in accordance with the terms of the Plan.

             If instructions for the sale of all Plan Shares are received on or after the record date for a Dividend Payment Date but before the fifth business day preceding the Dividend Payment Date, the sale of such Plan Shares will be accomplished as described above in the first paragraph of this section and the dividend will be paid in cash on the Dividend Payment Date. However, if sale instructions are received after the fifth business day preceding the Dividend Payment Date, the dividends on such shares paid on the Dividend Payment Date will be credited to the participant's account under the Plan and reinvested in shares of Common Stock in accordance with the terms of the Plan. The sale instructions will be implemented after the applicable Dividend Payment Date at which time all of the participant's Plan Shares, including the shares purchased with the most recently paid dividends, will be sold and the proceeds transmitted to the Participant.

             15.   HOW CAN A PARTICIPANT SELL REGISTERED SHARES THROUGH
                   THE PLAN?

             Registered Shares may be converted to Plan Shares and either held in safekeeping for the participant or sold by the Plan for the participant according to the procedures described above.

          TERMINATION OF PARTICIPATION

             16. WHEN AND HOW MAY A PARTICIPANT TERMINATE PARTICIPATION IN THE PLAN?

             A participant may at any time terminate his or her participation in the Plan by delivering to Shareholder Services a written request at the address set forth herein under Administration.

             When a participant terminates participation in the Plan, or the Company terminates the Plan, certificates for whole shares of the Common Stock credited to the participant's account under the Plan are issued and a cash payment is made for any fraction of a share. If the request to terminate is received by Shareholder Services prior to the fifth day preceding a Dividend Payment Date dividends which would have been reinvested under the Plan in the absence of such termination request will be paid to the terminating participant in cash.

             If the request to terminate is received by Shareholder Services on or after the fifth day preceding a Dividend Payment Date, the dividends paid on such Dividend Payment Date and designated for reinvestment under the Plan will be invested in shares of Common Stock through the Plan in accordance with the terms of the Plan. The termination will take place after such Dividend Payment Date, at which time certificates for whole shares of Common Stock, including the newly purchased shares, will be issued and a cash payment made for any fraction of a share.

             Any optional cash investments which have been received by Shareholder Services before receipt of a request to terminate will be invested under the Plan unless the request to terminate is received before the first day of the Investment Period during which the optional cash investment was to have been used to purchase shares of Common Stock. If a timely request to terminate is received by Shareholder Services, optional cash investments being held for investment will be returned to the terminating participant.

             All subsequent cash dividends on shares of Common Stock, if any, will be paid directly to the former participant. A former participant may enroll in the Plan as a new participant by sending a completed Authorization Form and, in the case of an Eligible Non-shareholder, an initial investment of $500 to Shareholder Services (see Participation and Expenses).

          EXPENSES

             17. WHAT FEES AND CHARGES ARE MADE TO A PARTICIPANT IN CONNECTION WITH PURCHASES OR SALES UNDER THE PLAN?

             Participants in the Plan do not pay any commissions or service charges for purchases of Common Stock through the Plan.
          A transaction fee of $10 per transaction will be charged to the account of an Eligible Non-shareholder making an initial investment at enrollment. A transaction fee of $10 per transaction will be charged to the account of a participant selling Plan Shares. A participant also pays any applicable brokerage commissions and transfer taxes in connection with sales of such participant's Plan Shares. All other costs of administering the Plan will be paid by the Company. There is no charge for safekeeping of Plan Shares. Participants pay any applicable transfer taxes on sales of their Plan Shares.

          ADMINISTRATION

             18.   WHO ADMINISTERS THE PLAN?

             Shareholder Services administers the Plan, keeps records, sends quarterly statements of account to participants and performs other duties relating to the Plan.


          ---------------------------------------------------------------
             All notices, inquiries and requests concerning the Plan, EXCEPT for optional cash investments, should be mailed to:

                         TEXAS UTILITIES SHAREHOLDER SERVICES
                                   P. O. BOX 225249
                                DALLAS, TX 75222-5249

             Optional cash investments, other than by automatic electronic investment, should be mailed to:

                         TEXAS UTILITIES SHAREHOLDER SERVICES
                                   P. O. BOX 650459
                                DALLAS, TX 75265-0459

             Please include your shareholder account number, social security number and daytime telephone number on all correspondence, checks or money orders. Persons who wish to communicate by telephone with Shareholder Services concerning the
          Plan may do so by calling either of the following numbers:
                         TOLL-FREE    (800) 828-0812
                           LOCAL      (214) 812-8100

             THE FOLLOWING INFORMATION IS AVAILABLE THROUGH THE AUTOMATED
                                 TELEPHONE SYSTEM:

                General transfer instructions as well as information
             regarding lost certificates

                Information about the Plan, which includes:
                   o     How the Plan works
                   o     Optional cash investment acceptance periods
                   o Information regarding withdrawals from the Plan as well as requests for duplicate Plan statements

                Information about an individual account, which includes:
                   o Account balance information including the number of shares of the Common Stock held in the account and the aggregate of optional cash investments not yet invested.
                   o     Year-to-date reportable income amounts
                   o     Requests for duplicate 1099DIV's

                Dividend payment and record date information

                The option of speaking to a Shareholder Account
             Representative

          ---------------------------------------------------------------

             NEITHER TEXAS UTILITIES COMPANY NOR TEXAS UTILITIES
          SHAREHOLDER SERVICES CAN ASSURE A PARTICIPANT OF A PROFIT OR PROTECT A PARTICIPANT AGAINST A LOSS ON THE SHARES PURCHASED UNDER THE PLAN.


          REPORTS TO PARTICIPANTS

             19. WHAT KIND OF REPORTS WILL BE SENT TO THE PARTICIPANTS IN THE PLAN?

             Each participant in the Plan will receive a quarterly statement of account. Quarterly statements are the participant's record of the cost of such participant's Plan purchases, withdrawals, and shares certificated during the calendar year and should be retained for tax purposes. In addition, participants receive a prospectus relating to the Plan as well as copies of all reports sent to the holders of shares of the Common Stock. (See Federal Income Tax Matters.)

          CERTIFICATES FOR SHARES

             20. WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES OF COMMON STOCK UNDER THE PLAN?

             Certificates for shares of the Common Stock purchased on behalf of participants in the Plan and credited to their accounts under the Plan as Plan Shares are issued in the name of Shareholder Services, or its nominee, and are held by Shareholder Services for the benefit of the participants. The number of Plan Shares is shown on the participant's quarterly statement of account.

             Certificates for any number of whole Plan Shares will be issued upon the written request of a participant, and the related Plan Shares shall be withdrawn from the participant's account. The request should be mailed to Shareholder Services at the address set forth herein under Administration. Any remaining whole shares, and any fraction of a share, will continue to be held in the participant's account as Plan Shares (see Termination of Participation). Certificates for fractions of shares will not be issued under any circumstances. Unless otherwise requested by the participant, future cash dividends on the shares for which certificates are issued will continue to be distributed or reinvested in accordance with the participant's election.

             Plan Shares may not be pledged. A participant who wishes to pledge such shares must request that certificates for the shares be issued in such participant's name.

             Accounts under the Plan are maintained in the names in which certificates of the participants were registered at the time they entered the Plan. Consequently, certificates for whole shares are similarly registered when issued to participants.

          OTHER STOCK TRANSACTIONS

             21. IF THE COMPANY ISSUES A STOCK DIVIDEND OR DECLARES A STOCK SPLIT, HOW IS THE COMMON STOCK HELD UNDER THE PLAN AFFECTED?

             Any stock dividends or split shares distributed on Plan
          Shares will be added to such participant's account. Stock dividends or split shares distributed on a participant's Registered Shares will be mailed directly to the participant in the same manner as to holders of shares who are not participating in the Plan.

             22. IF THE COMPANY SELLS ADDITIONAL SHARES OF COMMON STOCK THROUGH A RIGHTS OFFERING, HOW WILL THE PARTICIPANT'S ENTITLEMENT BE COMPUTED?

             In a rights offering, warrants representing rights on all of a participant's Registered Shares and also whole Plan Shares will be mailed directly to the participant in the same manner as to holders of shares who are not participating in the Plan.

          VOTING OF SHARES

             23. HOW WILL A PARTICIPANT'S SHARES OF COMMON STOCK BE VOTED AT MEETINGS OF SHAREHOLDERS OF THE COMPANY?

             Each participant in the Plan receives a proxy form indicating the total number of whole shares of the Common Stock held by the participant, including Registered Shares and whole Plan Shares, and the participant is entitled to vote all such shares at any meeting of the shareholders of the Company.

          RESPONSIBILITY OF COMPANY, THE INDEPENDENT BROKER AND SHAREHOLDER SERVICES

             24. WHAT ARE THE LIMITATIONS OF LIABILITY OF THE COMPANY, THE INDEPENDENT BROKER AND SHAREHOLDER SERVICES FOR THEIR ACTS OR OMISSIONS UNDER THE PLAN?

             In administering the Plan, none of the Company, the Independent Broker or Shareholder Services will be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability arising out of failure to terminate a participant's account upon the participant's death, prior to receipt of notice in writing of such death. Participants should recognize that none of the Company, the Independent Broker or Shareholder Services can assure a participant of a profit, or protect a participant against a loss, on the shares of the Common Stock of the Company purchased under the Plan. Participation in the Plan is at the sole discretion, risk and responsibility of each participant.

          FOREIGN HOLDERS OF SHARES

             25.   WHAT PROVISIONS ARE MADE FOR FOREIGN SHAREHOLDERS?

             In the case of a foreign holder of shares who is participating in the Plan and whose dividends are subject to United States income tax withholding, Shareholder Services applies to the purchase of the shares of the Common Stock an amount equal to the net cash dividend after the deduction of taxes withheld. Optional cash investments received from foreign holders of shares of the Common Stock must be in United States dollars.

          MODIFICATION OR TERMINATION

             26. TO WHAT EXTENT MAY THE PLAN BE MODIFIED, SUSPENDED OR TERMINATED BY THE COMPANY?

             The Company, by a majority vote of its Board of Directors at a duly held meeting, reserves the right to suspend, modify, amend or terminate the Plan at any time. Notice of any such suspension, modification, amendment or termination will be mailed to all participants.

             The Company may elect not to offer or sell its Common Stock under the Plan to participants residing in any jurisdiction or foreign country where, in the judgment of the Company, the burden or expense of compliance with applicable blue sky or securities laws make such offer or sale there impracticable or inadvisable.

                              FEDERAL INCOME TAX MATTERS

          FEDERAL INCOME TAX CONSEQUENCES

             The Federal income tax consequences to a participant are currently as follows:

             With respect to reinvested cash dividends used to purchase shares in the open market, a participant will be treated for Federal income tax purposes as having received on the Dividend Payment Date a distribution in an amount equal to the cash reinvested plus brokerage fees, commissions or other service charges paid by the Company to obtain the shares. Such distribution will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of the Company, as determined for Federal income tax purposes. The tax basis of the shares so purchased will be equal to the amount of such distribution, including those charges paid by the Company.

             With respect to reinvested cash dividends used to purchase authorized but unissued shares of Common Stock directly from the Company, a participant will be treated for Federal income tax purposes as having received on the Dividend Payment Date a distribution in an amount equal to the fair market value on such date of the full number of shares and any fractional share purchased with reinvested dividends. The fair market value of such shares on the Dividend Payment Date will be treated as dividend income to the participant to the extent of the current and accumulated earnings and profits of the Company, as determined for Federal income tax purposes. The tax basis of the shares so purchased will be equal to the fair market value of such shares on the Dividend Payment Date.

             A participant who purchases shares with optional cash payments will recognize no taxable income upon such purchases except to the extent of brokerage fees, commissions or other service charges paid by the Company to obtain the shares. The tax basis of shares purchased in this manner will be the amount of the optional cash investment plus those charges paid by the Company.

             A participant does not realize any taxable income when such participant receives certificates for whole shares of the Common Stock credited to such participant's account under the Plan, either upon request for certificates for certain of these shares, or upon termination of such participant's participation or termination of the Plan by the Company. However, gain or loss will be realized by the participant when whole shares are sold, either pursuant to the participant's request to sell shares held in the Plan when such participant terminates participation in the Plan or by such participant after such termination. In addition, a participant who receives, upon termination of participation or termination of the Plan by the Company, a cash adjustment for a fraction of a share credited to such participant's account will realize a gain or loss with respect to such fraction. The amount of any such gain or loss would be the difference between the amount which the participant receives for such participant's shares or fraction of a share and the tax basis therefor.

             For other tax consequences of participation in the Plan, including state and local income taxation, participants should consult their tax advisor.

             The above Federal Income Tax discussion is based on Federal income tax law as in effect as of the date hereof. Participants should consult their tax advisors with respect to the impact of any future legislative proposals or legislation enacted after the date of this Prospectus.

          TAX REPORTS

             A quarterly statement of account will be furnished to each participant which shows the price per share to be used in determining the tax basis of the shares purchased with reinvested dividends and/or optional cash investments. Such statement will also show all transactions in the participant's account during the year. The Form 1099-DIV mailed to each participant at year-end will report the dividend income realized by the participant during the year, including brokerage fees, commissions or other service charges paid by the Company in respect of reinvested dividends or optional cash investments. Such income may differ from the total of the reinvested dividends. (See The Plan -- Share Purchases and Price). A Form 1099-B will be furnished to the Participant for any shares sold through the Plan.


                             DESCRIPTION OF CAPITAL STOCK

             The authorized capital stock of the Company consists of
          Common Stock, without par value, of which              shares
          were outstanding at the effective time of the Mergers, and serial preference stock, par value $25 per share, none of which has been issued. The following statements with respect to such capital stock of the Company are a summary of certain rights and privileges attaching to the stock under the laws of the State of Texas and the Restated Articles of Incorporation and the Bylaws of the Company, as amended. This summary does not purport to be complete and is qualified in its entirety by reference to such laws, the Restated Articles of Incorporation and the Bylaws of the Company, as amended, for complete statements.

             Each holder of shares of the Common Stock is entitled to one vote for each share of Common Stock held on all questions submitted to holders of shares and to cumulative voting at all elections of directors. The Common Stock has no preemptive or conversion rights. Upon issuance and sale of the shares offered hereby, such shares will be fully paid and nonassessable.

             The holders of the shares of the preference stock are not accorded voting rights, except that, when dividends thereon are in default in an amount equivalent to four full quarterly dividends, the holders of shares of the preference stock are entitled to vote for the election of one-third of the Board of Directors or two directors, whichever is greater, and, when dividends are in default in an amount equivalent to eight full quarterly dividends, for the election of the smallest number of directors necessary so that a majority of the full Board of Directors shall have been elected by the holders of the shares of the preference stock. The Company must also secure the approval of the holders of two-thirds of the outstanding shares of the preference stock prior to effecting various changes in its capital structure.

             After the payment of full preferential dividends on the shares of any outstanding preference stock, holders of shares of the Common Stock are entitled to dividends when and as declared by the Board of Directors. After payment to the holders of shares of any outstanding preference stock of the preferential amounts to which they are entitled, the remaining assets to be distributed, if any, upon any dissolution or liquidation shall be distributed to the holders of shares of the Common Stock. Each share of the Common Stock is equal to every other share of the Common Stock with respect to dividends and also with respect to distributions upon any dissolution or liquidation. (Reference is made to Notes 4 and 5 to Consolidated Financial Statements of TEI contained in the 1996 TEI 10-K.)

             The Common Stock of the Company is listed on the New York, Chicago and Pacific stock exchanges. Application will be made for the listing on such exchanges of any additional shares offered hereby.

             The transfer agent for the Common Stock is TU Services, Dallas, Texas.

                                 EXPERTS AND LEGALITY

             The consolidated financial statements included in the 1996 TEI 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in the 1996 TEI 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

             With respect to the unaudited condensed consolidated interim financial information included in the TEI 10-Q that is incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for reviews of such information. As stated in their report included in the TEI 10-Q, they did not audit and they did not express an opinion on such interim financial information. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended (Act), for their reports on such unaudited interim financial information because such reports are not "reports" or a "part" of the Registration Statement filed under the Act with respect to the Common Stock offered hereby (Registration Statement), that were prepared or certified by an accountant within the meaning of Sections 7 and 11 of such Act.

             The consolidated financial statements included in the 1996 ENSERCH 10-K, incorporated herein by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report included in such 1996 ENSERCH 10-K, and have been incorporated by reference herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

             With respect to the unaudited condensed consolidated interim financial information included in the ENSERCH 10-Q incorporated herein by reference, Deloitte & Touche LLP has applied limited procedures in accordance with professional standards for a review of such information. As stated in their report included in the ENSERCH 10-Q, they did not audit and they do not express an opinion on such interim financial information. Deloitte &
          Touche LLP is not subject to the liability provisions of Section 11 of the Act for their reports on such unaudited interim financial information because such reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

             The statements made as to matters of law and legal
          conclusions in this Prospectus under Description of Capital Stock
          and in the 1996 TEI 10-K under Part I, Item 1   Business-
          Regulation and Rates, and Environmental Matters, incorporated herein by reference, have been reviewed by Worsham, Forsythe & Wooldridge, L.L.P., Dallas, Texas, General Counsel for the Company. All of such statements are set forth, or have been incorporated by reference, herein in reliance upon the opinion of that firm given upon their authority as experts. At May 31, 1997, members of the firm of Worsham, Forsythe & Wooldridge,
          L.L.P., owned approximately         shares of the Common Stock of
                                     ---------
          the Company.

             The statements of law and legal conclusions under the caption Federal Income Tax have been reviewed by Reid & Priest LLP, New York, New York, of counsel to the Company, and such statements are made upon their authority as experts.


                                   ---------------

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                  PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS.


          ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               Filing fee -- Securities and Exchange
                 Commission . . . . . . . . . . . . . . . . . . $  30,285
               Fees of counsel:
                    Reid & Priest LLP . . . . . . . . . . . . .    15,000
                    Worsham, Forsythe & Wooldridge, L.L.P.  . .    15,000
               Auditors' fees . . . . . . . . . . . . . . . . .    15,000
               Printing, including registration statement,
                 prospectus, exhibits, etc. . . . . . . . . . .    25,000
               Miscellaneous expenses . . . . . . . . . . . . .     9,715
                                                                ---------
                 Total expenses (estimated) . . . . . . . . . . $ 110,000
                                                                =========


          ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

             Article IX of the Restated Articles of Incorporation of the Company provides as follows:

             "The Corporation shall reimburse or indemnify any former, present or future director, officer or employee of the Corporation, or any person who may have served at its request as a director, officer or employee of another corporation, or any former, present or future director, officer or employee of the Corporation who shall have served or shall be serving as an administrator, agent or fiduciary for the Corporation or for another corporation at the request of the Corporation (and his heirs, executors and administrators) for or against all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, the defense of any action, suit or proceeding in which he may be involved by reason of his being or having been such director, officer or employee, except with respect to matters as to which he shall be adjudged in such action, suit or proceeding to be liable because he did not act in good faith, or because of dishonesty or conflict of interest in the performance of his duty.

                "No former, present or future director, officer or employee of the Corporation (or his heirs, executors and administrators) shall be liable for any act, omission, step or conduct taken or had in good faith, which is required, authorized or approved by an order or orders issued pursuant to the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute regulating the Corporation or its subsidiaries, or any amendments to any thereof. In any action, suit or proceeding based on any act, omission, step or conduct, as in this paragraph described, the provisions hereof shall be brought to the attention of the court. In the event that the foregoing provisions of this paragraph are found by the court not to constitute a valid defense, each such director, officer or employee (and his heirs, executors and administrators) shall be reimbursed for, or indemnified against, all expenses and liabilities incurred by him or them, or imposed on him or them, including, but not limited to, judgments, settlements, court costs and attorneys' fees, in connection with, or arising out of, any such action, suit or proceeding based on any act, omission, step or conduct taken or had in good faith as in this paragraph described.

                "The foregoing rights shall not be exclusive of other rights to which any such director, officer or employee (or his heirs, executors and administrators) may otherwise be entitled under any bylaw, agreement, vote of shareholders or otherwise, and shall be available whether or not the director, officer or employee continues to be a director, officer or employee at the time of incurring such expenses and liabilities. In furtherance, and not in limitation of the foregoing provisions of this Article IX, the Corporation may indemnify and may insure any such persons to the fullest extent permitted by the Texas Business Corporation Act, as amended from time to time, or the laws of the State of Texas, as in effect from time to time."

                Article 2.02-1 of the Texas Business Corporation Act permits the Company, in certain circumstances, to indemnify any present or former director, officer, employee or agent of the Company against judgments, penalties, fines, settlements and reasonable expenses incurred in connection with a proceeding in which any such person was, is or is threatened to be, made a party by reason of holding such office or position, but only to a limited extent for obligations resulting from a proceeding in which the person is found liable on the basis that a personal benefit was improperly received or in circumstances in which the person is found liable in a derivative suit brought on behalf of the Company.

             Article X of the Restated Articles of Incorporation of the Company provides as follows:

             "A director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for any act or omission in the director's capacity as a director, except that this provision does not eliminate or limit the liability of a director to the extent the director is found liable for:

                   (a) a breach of the director's duty of loyalty to the
                Corporation or its shareholders;

                   (b) an act or omission not in good faith that
                constitutes a breach of duty of the director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

                   (c) a transaction from which the director received an
                improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

                   (d) an act or omission for which the liability of the
                director is expressly provided for by an applicable statute.

          If the laws of the State of Texas are amended to authorize action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by such laws as so amended. Any repeal or modification of this
          Article X shall not adversely affect any right of protection of a director of the Corporation existing at the time of such repeal or modification."

             Section 21 of the Company's bylaws provides as follows:

             "Section 21. INSURANCE, INDEMNIFICATION AND OTHER ARRANGEMENTS. Without further specific approval of the shareholders of the Corporation, the Corporation may purchase, enter into, maintain or provide insurance, indemnification or other arrangements for the benefit of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving another entity at the request of the Corporation as a director, officer, employee, agent or otherwise, to the fullest extent permitted by the laws of the State of Texas, including without limitation Art. 2.02-1 of the Texas Business Corporation Act or any successor provision, against any liability asserted against or incurred by any such person in any such capacity or arising out of such person's service in such capacity whether or not the Corporation would otherwise have the power to indemnify against any such liability under the Texas Business Corporation Act. If the laws of the State of Texas are amended to authorize the purchase, entering into, maintaining or providing of insurance, indemnification or other arrangements in the nature of those permitted hereby to a greater extent than presently permitted, then the Corporation shall have the power and authority to purchase, enter into, maintain and provide any additional arrangements in such regard as shall be permitted from time to time by the laws of the State of Texas without further approval of the shareholders of the Corporation. No repeal or modification of such laws or this Section 21 shall adversely affect any such arrangement or right to indemnification existing at the time of such repeal or modification."

             The Company has entered into agreements with its directors which provide, among other things, for their indemnification by the Company to the fullest extent permitted by Texas law, unless a final adjudication establishes that the indemnitee's acts were committed in bad faith, were the result of active and deliberate dishonesty or that the indemnitee personally gained a financial profit to which the indemnitee was not legally entitled. These agreements further provide, under certain circumstances, for the advancement of expenses and the implementation of other arrangements for the benefit of the indemnitee. The Company has insurance covering its expenditures which might arise in connection with its lawful indemnification of its directors and officers for their liabilities and expenses. Officers and directors of the Company also have insurance which insures them against certain other liabilities and expenses.


          ITEM 16.  EXHIBITS.

                     PREVIOUSLY FILED*
                     -----------------
                     WITH FILE     AS
           EXHIBIT    NUMBER    EXHIBIT
           -------   --------   -------

             4(a)   333-12391    2(a)    -  Restated Articles of
                                            Incorporation of TUC Holding
                                            Company.

             4(b)   333-12391    2(b)    -  Bylaws, as amended, of TUC
                                            Holding Company.

             5(a) and 8                  -  Opinion of Reid & Priest LLP.

             5(b)                        -  Opinion of Worsham, Forsythe &
                                            Wooldridge, L.L.P.

            23(a)                        -  TEI Independent Auditors'
                                            Consent.

            23(b)                        -  ENSERCH Independent Auditors'
                                            Consent

            23(c)                        -  Consents of Reid & Priest LLP
                                            and Worsham, Forsythe &
                                            Wooldridge, L.L.P. are
                                            contained in Exhibits 5(a) and
                                            8, and 5(b), respectively.

              24                         -  Power of Attorney (see Page
                                            II-5).
          ---------------
          * Incorporated herein by reference.

          ITEM 17.  UNDERTAKINGS.

            (a) The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            PROVIDED, HOWEVER, that the registrant need not file a post-effective amendment to include the information required to be included by subsection (i) or (ii) if such information is contained in periodic reports filed by the registrant pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) That, for the purpose of determining any liability
            under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-
            effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (4) That, for purposes of determining any liability under
            the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

              EACH DIRECTOR AND/OR OFFICER OF THE REGISTRANT WHOSE SIGNATURE APPEARS BELOW HEREBY APPOINTS THE AGENTS FOR SERVICE NAMED IN THIS REGISTRATION STATEMENT, AND EACH OF THEM SEVERALLY, AS HIS/HER ATTORNEY-IN-FACT TO SIGN IN HIS/HER NAME AND BEHALF, IN ANY AND ALL CAPACITIES STATED BELOW, AND TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, ANY AND ALL AMENDMENTS, INCLUDING POST-EFFECTIVE AMENDMENTS, TO THIS REGISTRATION STATEMENT, AND THE REGISTRANT HEREBY ALSO APPOINTS EACH SUCH AGENT FOR SERVICE AS ITS ATTORNEY-IN-FACT WITH LIKE AUTHORITY TO SIGN AND FILE ANY SUCH AMENDMENTS IN ITS NAME AND BEHALF.

                                      SIGNATURES

              PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DALLAS, AND STATE OF TEXAS, ON THE 29TH DAY OF MAY, 1997.

                                        TUC HOLDING COMPANY

                                        By   /s/ ERLE NYE
                                          -------------------------------
                                          (Erle Nye, Chairman of the Board
                                                and Chief Executive)

          PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATE INDICATED.

                   SIGNATURE                     TITLE               DATE
                   ---------                     -----               ----

              /S/ ERLE NYE                 PRINCIPAL EXECUTIVE
          ------------------------------    OFFICER AND DIRECTOR  MAY 29, 1997
             (ERLE NYE, CHAIRMAN AND
               CHIEF EXECUTIVE)

              /S/ PETER B. TINKHAM         PRINCIPAL FINANCIAL    MAY 29, 1997
          ------------------------------    OFFICER
          (PETER B. TINKHAM, TREASURER
            AND ASSISTANT SECRETARY)

             /S/ MARC D. MOSELEY
          ------------------------------   PRINCIPAL ACCOUNTING   MAY 29, 1997
            (MARC D. MOSELEY, ACTING        OFFICER
                  CONTROLLER)

             /S/ ROBERT A. WOOLDRIDGE
          -------------------------------  DIRECTOR               MAY 29, 1997
              (ROBERT A. WOOLDRIDGE)

                                  INDEX TO EXHIBITS

                   PREVIOUSLY FILED*
                  ------------------
                  WITH
                  FILE        AS
        EXHIBIT   NUMBER    EXHIBIT
        -------   ------    -------

          4(a)   333-12391   2(a)  -    Restated Articles of Incorporation
                                        of TUC Holding Company.

          4(b)   333-12391   2(b)  -    Bylaws, as amended, of TUC Holding
                                        Company.

          5(a)and 8                -    Opinion of Reid & Priest LLP.

          5(b)                     -    Opinion of Worsham, Forsythe &
                                        Wooldridge, L.L.P.

          23(a)                    -    TEI Independent Auditors' Consent.

          23(b)                    -    ENSERCH Independent Auditors'
                                        Consent.

          23(c)                    -    Consents of Reid & Priest and
                                        Worsham, Forsythe & Wooldridge,
                                        L.L.P. are contained in Exhibits
                                        5(a) and 8, 5(b), respectively.

          24                       -    Power of Attorney (see Page II-5).

          ---------------------
          *Incorporated herein by reference.